Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FIRST QUARTER EARNINGS OF $354 MILLION

PITTSBURGH, April 21, 2005 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported first quarter 2005 earnings of $354 million, or $1.24 per diluted share. Earnings a year ago were $328 million, or $1.15 per diluted share, and earnings for the fourth quarter of 2004 were $307 million, or $1.08 per diluted share. Earnings for the first quarter of 2005 included a previously announced benefit of $45 million, or $0.16 per diluted share, arising from the reversal of deferred tax liabilities related to the transfer of PNC’s ownership of BlackRock from PNC Bank, N.A. to our intermediate bank holding company. Earnings for the first quarter of 2004 included an after-tax gain of $22 million, or $0.08 per diluted share, related to the sale of the corporation’s modified coinsurance contracts.

“We are encouraged by our performance in the first quarter,” said James E. Rohr, chairman and chief executive officer. “ We outperformed expectations due to strong customer and balance sheet growth, further improvements in asset quality and consistent discipline regarding balance sheet and risk management. We expect to accelerate this momentum as we implement our company-wide initiative to make dramatic improvements in our efficiency.”

HIGHLIGHTS

•	Average loan balances increased $5.1 billion, or 13 percent, over the first quarter of 2004. The increase resulted from higher demand across commercial and consumer loan products.

•	Average total deposits increased $6.0 billion, or 13 percent, compared with a year ago, as our relationship-based strategy resulted in higher certificates of deposit and money market account balances, as well as higher noninterest bearing deposits. Time deposits increased as a result of higher Eurodollar borrowings.

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PNC Reports First Quarter Earnings Of $354 Million – Page 2

•	Noninterest income, which is primarily fee-based revenue, increased to $973 million for the quarter, 8 percent higher than the fourth quarter of 2004, and represented 66 percent of total revenue. The increase was driven primarily by strong performance at BlackRock, including its successful acquisition of SSRM Holdings, Inc.

•	Noninterest expense was relatively unchanged compared with the sequential quarter excluding BlackRock’s total expense of $184 million in the first quarter of 2005 and $132 million in the fourth quarter of 2004. BlackRock’s expenses increased in the first quarter of 2005 primarily as a result of the SSRM acquisition.

•	Taxable-equivalent net interest income of $512 million increased $3 million compared with the sequential quarter despite seasonal factors.

•	Asset quality continued to improve.

Return on average common equity was 19.17 percent for the quarter compared with 18.84 percent a year ago and 16.71 percent in the fourth quarter of 2004.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated earnings and a reconciliation of net interest income as reported under generally accepted accounting principles (GAAP) to taxable-equivalent net interest income.

BUSINESS SEGMENT RESULTS

Banking Businesses

Regional Community Banking

Regional Community Banking earned $121 million for the quarter compared with $102 million a year ago and $143 million for the fourth quarter of 2004. The 19 percent increase over the first quarter of 2004 was driven by continued customer and balance sheet growth, reduced noninterest expenses and a lower provision for credit losses. The reduced earnings compared with the fourth quarter of 2004 resulted from decreased noninterest income due to lower gains on sales of education loans and other assets as well as reduced seasonal consumer fee activity. The sequential quarter comparison was also impacted by lower taxable-equivalent net interest income from the lower number of days in the first quarter and seasonal declines in small business checking balances.

Regional Community Banking results in the first quarter were highlighted by:

•	Consumer and small business checking relationships grew by a net 20,000 compared with December 2004. Total checking relationships of 1.76 million increased 5 percent over the past year. Penetration rates for consumer online banking and online bill payment, which are keys to customer retention, also continued to improve, to 47 percent and 8 percent respectively.

•	Average loan balances increased $.3 billion over the previous quarter, and average loan balances increased $2.6 billion, or 16 percent over the past year.

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PNC Reports First Quarter Earnings Of $354 Million – Page 3

•	Customer response to competitive interest rate offers, particularly in our fast-growing New Jersey market, resulted in growth in average certificates of deposit over both prior periods and in average money market accounts over the sequential quarter contributing to a $.3 billion increase in deposits over the prior quarter and a $1.7 billion increase over a year ago. While average interest rates paid on deposits increased over the prior periods, the earnings potential of deposits increased in the rising interest rate environment.

•	Noninterest expenses declined $13 million compared with the first quarter of 2004. Noninterest expenses were relatively unchanged compared with last year’s first quarter excluding $10 million in conversion-related and other non-recurring costs associated with the United National acquisition in the first quarter of 2004. This strong expense control has been a focus while the Regional Community Bank continued to invest in customer-facing staff. Concurrent reductions in administrative and support functions resulted in a decrease of more than 200 employees compared with the prior quarter.

Wholesale Banking

Wholesale Banking earned $110 million in the first quarter, compared with $122 million for the same period a year ago and $108 million for the fourth quarter of 2004. The lower earnings compared with a year ago reflected a $26 million decrease in net gains on institutional loans held for sale and a lower negative provision for credit losses, which more than offset higher taxable-equivalent net interest income. The higher earnings compared with the sequential quarter resulted primarily from lower noninterest expense and a lower provision for credit losses partially offset by lower taxable-equivalent net interest income and lower net gains on sales of commercial mortgages.

Wholesale Banking results in the first quarter were highlighted by:

•	Average loan balances increased $.4 billion, or 2 percent, over the previous quarter and $1.3 billion, or 8 percent, over a year ago.

•	Average deposits increased $2.0 billion, or 30 percent, compared with the year-earlier period. The increase was driven by sales of treasury management products, a larger commercial mortgage servicing portfolio and strong liquidity positions within our customer base.

•	Taxable-equivalent net interest income decreased $7 million compared with the prior quarter despite higher loan and deposit balances due to the negative impact of lower loan fees in the comparison and the cost of funding the potential tax exposure on the cross-border leasing portfolio in the first quarter of 2005.

•	Noninterest expense decreased $14 million compared with the sequential quarter and increased 3 percent over the prior year due to disciplined expense management.

•	Asset quality continued to improve. Nonperforming assets at March 31, 2005 declined 50 percent compared with March 31, 2004 and 8 percent compared with December 31, 2004. The benefit of the negative provision declined compared with the first quarter of 2004 due to loan growth.

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PNC Reports First Quarter Earnings Of $354 Million – Page 4

•	Noninterest income decreased compared with a year ago primarily due to the $26 million reduction in gains on institutional loans held for sale. Strong revenue growth from several product areas compared with a year ago partially offset the lower gains: Capital markets revenues increased 31 percent, treasury management revenues increased 10 percent and Midland Loan Services revenue increased 20 percent.

PNC Advisors

PNC Advisors earned $28 million for the first quarter of 2005 compared with $31 million a year ago and $24 million for the fourth quarter of 2004. Earnings in the first quarter of 2004 included a $7 million after-tax gain from the sale of certain investment consulting activities from the Hawthorn unit. Excluding the effect of the Hawthorn gain, the 17 percent increase in earnings compared with both prior periods resulted primarily from disciplined expense control and improved operating leverage. Average loans outstanding at PNC Advisors increased 10 percent and average deposits increased 11 percent compared with the first quarter of 2004. These increases reflected the success of our local, relationship-based sales initiatives.

Assets under management at PNC Advisors totaled $49 billion at March 31, 2005 compared with $48 billion at March 31, 2004 and $50 billion at December 31, 2004.

Asset Management and Processing Businesses

BlackRock

BlackRock earned $47 million for the quarter compared with $55 million a year ago and $50 million for the fourth quarter of 2004. The lower earnings compared with both prior periods were due to one-time expenses of $9 million and on-going expenses associated with the SSRM acquisition partially offset by higher advisory fees driven by a growing base of assets under management. Earnings for the first quarter of 2005 and the fourth quarter of 2004 included $14 million and $13 million of LTIP expenses, respectively. Earnings for the fourth quarter of 2004 included a $10 million income tax benefit resulting from a favorable preliminary finding of an audit related to New York City income taxes, and earnings for the first quarter of 2004 included a $9 million income tax benefit resulting from resolving a State of New York tax audit. Total revenue increased 37 percent compared with the first quarter of 2004.

Assets under management at BlackRock increased to $391 billion at March 31, 2005 compared with $342 billion at December 31, 2004 primarily due to the SSRM acquisition and new business.

BlackRock is approximately 70 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 30 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s consolidated income statement and are reflected on a separate line in the Business Earnings table in the Consolidated Financial Highlights.

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PNC Reports First Quarter Earnings Of $354 Million – Page 5

PFPC

PFPC earned a record $23 million for the quarter compared with $16 million a year ago and $20 million for the fourth quarter of 2004, increasing 44 percent and 15 percent, respectively. Earnings for the first quarter of 2005 reflected a $6 million after-tax gain related to the resolution of a client contract dispute, as well as a $5 million after-tax charge related to prepayment of intercompany debt. The higher earnings compared with the year earlier period were attributable to disciplined expense control and improved operating leverage, as well as strong performance from fund accounting, custody and print mailing services, due in part to BlackRock’s acquisition of SSRM. This performance was reflected in an 8 percent increase in fund servicing revenue compared with the first quarter of 2004. Earnings for the first quarter of 2004 also included the benefit from the accretion of a discounted client contract liability, which ended in the second quarter of 2004.

PFPC provided accounting/administration services for $745 billion of net fund assets and provided custody services for $462 billion of fund assets at March 31, 2005. Increases in these statistics over a year ago reflected new business, asset inflows from existing customers and equity market appreciation. Total fund assets serviced by PFPC were $1.8 trillion at March 31, 2005 compared with $1.7 trillion a year earlier.

“Other”

The “Other” category includes asset and liability management activities, related net securities gains or losses, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead and intercompany eliminations. Earnings of $39 million were reported in “Other” for the quarter compared with earnings of $18 million a year ago and a net loss of $23 million last quarter. The increase from fourth quarter 2004 reflected the impact of the benefit of $45 million arising from the deferred tax liability reversal related to the transfer of PNC’s ownership in BlackRock, an increase of $23 million in equity management gains and higher net interest income on the investment portfolio, partially offset by $9 million in net securities losses in the current period compared with $10 million in net securities gains in the prior period. The increase from first quarter 2004 reflected the impact of the benefit of the deferred tax liability reversal related to the transfer of PNC’s ownership in BlackRock and higher equity management gains, partially offset by net securities losses in the current period compared with $15 million in net securities gains in the prior period. First quarter 2004 included an after-tax gain of $22 million on the sale of the corporation’s modified coinsurance contracts.

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PNC Reports First Quarter Earnings Of $354 Million – Page 6

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $512 million for the quarter compared with $497 million a year ago and $509 million in the fourth quarter of 2004. The increase over the sequential quarter resulted from higher income associated with increased interest-earning assets partially offset by seasonal factors, including the lower number of days in the first quarter and declines in small business checking balances. The increase compared with the first quarter of 2004 resulted from higher income associated with increased interest-earning assets partially offset by higher costs of deposits as the corporation sought to add funding in anticipation of rising interest rates. The net interest margin in the first quarter was 3.02 percent compared with 3.30 percent a year ago and 3.12 percent last quarter. The decrease in net interest margin compared with the fourth quarter of 2004 resulted from higher average balances in the trading account, which carry lower average spreads. The decrease compared with the first quarter of 2004 resulted from decreased interest-rate spreads resulting from our relationship-based deposit strategy as well as higher balances in the trading account.

Noninterest income totaled $973 million for the first quarter compared with $911 million a year ago and $904 million last quarter. The increases reflected higher asset management fees attributable in part to the SSRM acquisition as well as higher equity management gains and stronger trading results. These factors were partially offset in the sequential quarter comparison by lower gains on sales of education loans and other assets, seasonally lower service charges on deposits and net securities losses in the current period compared with net securities gains in the prior period. In the comparison with the first quarter of 2004, the increase was partially offset by lower net gains on institutional loans held for sale and net securities losses in the current period compared with net securities gains in the prior quarter.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $999 million for the quarter compared with $895 million a year ago and $949 million for the sequential quarter. Excluding BlackRock’s total expense of $184 million in the first quarter of 2005, $132 million in the fourth quarter of 2004 and $112 million in the first quarter of 2004, noninterest expense increased 4 percent over the year-earlier period and was relatively unchanged compared with the sequential quarter. The increase over a year ago was driven by increased sales incentives and the increased impact of expensing stock options. The increase in expense at BlackRock was largely attributable to the SSRM acquisition.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $83.4 billion at March 31, 2005 compared with $74.1 billion a year ago and $79.7 billion at December 31, 2004. The increases in assets compared with both prior periods reflected increases in loan and securities balances.

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PNC Reports First Quarter Earnings Of $354 Million – Page 7

Average total loans of $44.0 billion for the quarter increased $5.1 billion over a year ago and $.9 billion over the sequential quarter. The increases were driven by continued improvements in market loan demand as well as increased targeted sales efforts across our banking businesses.

Average total securities balances for the quarter increased $.8 billion compared with the previous quarter as the corporation took advantage of short-term investing opportunities.

Average total trading assets increased $1.6 billion compared with the previous quarter as the corporation took advantage of market opportunities.

Average deposits of $53.4 billion for the quarter increased $6.0 billion over a year ago and $1.4 billion over the sequential quarter. The increases were driven primarily by higher certificates of deposit, money market accounts and, in the comparison with the first quarter of 2004, noninterest bearing deposit balances, as well as higher Eurodollar holdings.

During the first quarter of 2005, the Corporation repurchased .5 million common shares at an average cost of $52.54 per share. The pending acquisition of Riggs National Corporation, as well as BlackRock’s acquisition of SSRM, restricted share repurchases. The pending Riggs acquisition will continue to cause us to restrict share repurchases over the next several quarters.

ASSET QUALITY REVIEW

Overall asset quality improved further due to our continued focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the quarter was $8 million compared with $12 million a year ago and $19 million for the sequential quarter. The decrease in the provision despite growth in loan balances compared with both prior periods was attributable to continued improvement in asset quality.

Net charge-offs were $12 million for the quarter compared with $62 million a year ago and $14 million last quarter. The decrease in net charge-offs versus a year ago was primarily attributable to overall improvements in asset quality and a change in the charge-off policy related to smaller nonperforming commercial loans in the first quarter of 2004.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Vice Chairman and Chief Financial Officer William S. Demchak will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 (domestic) or 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID 5171728.

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PNC Reports First Quarter Earnings Of $354 Million – Page 8

In addition, internet access to the call (listen-only) and to PNC’s first quarter 2005 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s website for 30 days.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

In addition to factors that we have disclosed in our 2004 Annual Report on Form 10-K and in other SEC reports (accessible on the SEC’s website at www.sec.gov and on or through PNC’s corporate website at www.pnc.com) and those that we may discuss elsewhere in this news release, PNC’s forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance:

•	Changes in political, economic or industry conditions, the interest rate environment, or the financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, the money supply, or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet or off-balance sheet assets; or (g) the availability and terms of funding necessary to meet our liquidity needs;

•	The impact on us of legal and regulatory developments, including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax laws; and (e) changes in accounting policies and principles, with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding;

•	The impact on us of changes in the nature or extent of our competition;

•	The introduction, withdrawal, success and timing of our business initiatives and strategies;

•	Customer acceptance of our products and services, and our customers’ borrowing, repayment, investment and deposit practices;

•	The impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults, which could affect, among other things, credit and asset quality risk and our provision for credit losses;

•	The ability to identify and effectively manage risks inherent in our businesses;

•	How we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses;

•	The impact, extent and timing of technological changes, the adequacy of intellectual property protection, and costs associated with obtaining rights in intellectual property claimed by others;

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PNC Reports First Quarter Earnings Of $354 Million – Page 9

•	The timing and pricing of any sales of loans or other financial assets held for sale;

•	Our ability to obtain desirable levels of insurance and to successfully submit claims under applicable insurance policies;

•	The relative and absolute investment performance of assets under management;

•	The extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically; and

•	Issues related to the completion of our pending acquisition of Riggs National Corporation and the integration of the remaining Riggs businesses into PNC, including the following:

•	Completion of the transaction is dependent on, among other things, receipt of stockholder and regulatory approvals and regulatory waivers, the timing of which cannot be predicted with precision at this point and which may not be received at all;

•	Successful completion of the transaction and our ability to realize the benefits that we anticipate from the acquisition also depend on the nature of any future developments with respect to Riggs’ regulatory and legal issues, the ability to comply with the terms of all current or future requirements (including any related action plan) resulting from these issues, and the extent of future costs and expenses arising as a result of these issues, including the impact of increased litigation risk and any claims for indemnification or advancement of costs;

•	Riggs’ regulatory and legal issues may cause reputational harm to PNC following the acquisition and integration of its business into ours;

•	The transaction may be materially more expensive to complete than anticipated as a result of unexpected factors or events;

•	The integration into PNC of the Riggs business and operations that we acquire, which will include conversion of Riggs’ different systems and procedures, may take longer or be more costly than anticipated and may have unanticipated adverse results relating to Riggs’ or PNC’s existing businesses;

•	It may take longer than expected to realize the anticipated cost savings of the acquisition, and the anticipated cost savings may not be achieved in their entirety; and

•	The anticipated strategic and other benefits of the acquisition to PNC are dependent in part on the future performance of Riggs’ business, and we can provide no assurance as to actual future results, which could be affected by various factors, including the risks and uncertainties generally related to the performance of PNC’s and Riggs’ businesses (with respect to Riggs, you may review Riggs’ SEC reports, which are accessible on the SEC’s website at www.sec.gov) or due to factors related to the acquisition of Riggs and the process of integrating Riggs’ business at closing into PNC.

In addition to the pending Riggs acquisition, we grow our business from time to time by acquiring other financial services companies. Other acquisitions generally present similar risks to those described above relating to the Riggs transaction. We could also be prevented from pursuing attractive acquisition opportunities due to regulatory restraints.

You can find additional information on the foregoing risks and uncertainties and additional factors that could affect results anticipated in our forward-looking statements or from our historical performance in the reports that we file with the SEC. You can access our SEC reports on the SEC’s website at www.sec.gov or on or through our corporate website at www.pnc.com.

Also, BlackRock’s SEC reports (accessible on the SEC’s website or on or through BlackRock’s website at www.blackrock.com) discuss in more detail those risks and uncertainties that involve BlackRock that could affect the results anticipated in forward-looking statements or from historical performance. You may review the BlackRock SEC reports for a more detailed discussion of those risks and uncertainties and additional factors as they may affect BlackRock.

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PNC Reports First Quarter Earnings Of $354 Million – Page 10

The PNC Financial Services Group, Inc. (PNC) and Riggs National Corporation (Riggs) have filed with the United States Securities and Exchange Commission (SEC) a proxy statement/prospectus and will file other relevant documents concerning the merger of Riggs with and into PNC (Merger). We urge investors to read the proxy statement/prospectus and any other documents to be filed with the SEC in connection with the Merger or incorporated by reference in the proxy statement/prospectus, because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by PNC will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Riggs will be available free of charge from www.riggsbank.com.

The directors, executive officers, and certain other members of management of Riggs may be soliciting proxies in favor of the Merger from its shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to Riggs’s most recent annual meeting proxy statement, which is available at the web addresses provided in the preceding paragraph.

The PNC Financial Services Group, Inc. is one of the nation’s largest diversified financial services organizations, providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

[TABULAR MATERIAL FOLLOWS]

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 11

	For the three months ended
Dollars in millions, except per share data Unaudited	March 31 2005	December 31 2004	March 31 2004
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)	$512	$509	$497
Noninterest income	973	904	911

Total revenue	$1,485	$1,413	$1,408

Net income	$354	$307	$328

Diluted earnings per common share	$1.24	$1.08	$1.15

Cash dividends declared per common share	$.50	$.50	$.50
SELECTED RATIOS

Net interest margin	3.02%	3.12%	3.30%
Noninterest income to total revenue (b)	66	64	65
Efficiency (c)	68	67	64
Return on
Average common shareholders’ equity	19.17%	16.71%	18.84%
Average assets	1.72	1.55	1.81

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a)	The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. To provide more meaningful comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make them fully equivalent to other taxable interest income investments.

The following is a reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis (in millions):

	For the three months ended
	March 31 2005	December 31 2004	March 31 2004
Net interest income, GAAP basis	$506	$503	$494
Taxable-equivalent adjustment	6	6	3

Net interest income, taxable-equivalent basis	$512	$509	$497

(b)	Calculated as total noninterest income divided by the sum of net interest income and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.	Page 12

	For the three months ended
In millions Unaudited	March 31 2005	December 31 2004	March 31 2004
BUSINESS EARNINGS
Banking businesses
Regional Community Banking	$121	$143	$102
Wholesale Banking	110	108	122
PNC Advisors	28	24	31

Total banking businesses	259	275	255

Asset management and processing businesses
BlackRock	47	50	55
PFPC	23	20	16

Total asset management and processing businesses	70	70	71

Total business segment earnings	329	345	326
Minority interest in income of BlackRock	(14)	(15)	(16)
Other	39	(23)	18

Total consolidated	$354	$307	$328

Dollars in millions, except per share data Unaudited	March 31 2005	December 31 2004	March 31 2004
BALANCE SHEET DATA
Assets	$83,359	$79,723	$74,115
Earning assets	69,155	65,055	61,344
Loans, net of unearned income	44,674	43,495	39,451
Allowance for loan and lease losses	600	607	604
Securities	18,449	16,761	16,941
Loans held for sale	2,067	1,670	1,548
Deposits	55,169	53,269	48,125
Borrowed funds	14,514	11,964	13,722
Allowance for unfunded loan commitments and letters of credit	78	75	91
Shareholders’ equity	7,579	7,473	7,230
Common shareholders’ equity	7,571	7,465	7,221
Book value per common share	26.78	26.41	25.61
Common shares outstanding (millions)	283	283	282
Loans to deposits	81%	82%	82%

ASSETS UNDER MANAGEMENT (billions)	$432	$383	$361

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$745	$721	$669
Custody assets	462	451	411

CAPITAL RATIOS
Tier 1 Risk-based (a)	8.7%	9.0%	9.1%
Total Risk-based (a)	12.5	13.0	13.1
Leverage (a)	7.3	7.6	7.7
Tangible common (b)	5.3	5.7	5.8
Shareholders’ equity to total assets	9.09	9.37	9.76
Common shareholders’ equity to total assets	9.08	9.36	9.74

ASSET QUALITY RATIOS
Nonperforming assets to total loans, loans held for sale and foreclosed assets	.35%	.39%	.56%
Nonperforming loans to loans	.29	.33	.46
Net charge-offs to average loans (for the three months ended)	.11	.13	.64
Allowance for loan and lease losses to loans	1.34	1.40	1.53
Allowance for loan and lease losses to nonperforming loans	458	424	330

(a)	Estimated for March 31, 2005.
(b)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets less goodwill and other intangible assets (excluding mortgage servicing rights).